Exhibit 10.2

Business Entity - Filing Acknowledgement 08/07/2026 Work Order Item Number: W2026080701124 - 5392926 Filing Number: 20265956367 Filing Type: Certificate of Designation Filing Date/Time: 08/07/2026 13:45:54 PM Filing Page(s): 12 Indexed Entity Information: Entity ID: E0482222014-8 Entity Name: BOXLIGHT CORPORATION Entity Status: Active Expiration Date: None Commercial Registered Agent C T CORPORATION SYSTEM** 701 S CARSON ST STE 200, Carson City, NV 89701, USA FRANCISCO V. AGUILAR Secretary of State STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE C. MURPHY HEBERT Chief Deputy Secretary of State DEANNA L. REYNOLDS Deputy Secretary for Commercial Recordings The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future. Respectfully, FRANCISCO V. AGUILAR Secretary of State Page 1 of 1 Commercial Recording 401 N. Carson Street Carson City, NV 89701 1 State of Nevada Way Las Vegas, NV 89119

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT 1. Entity information: Name of entity: BOXLIGHT CORPORATION Entity or Nevada Business Identification Number (NVID): NV20141594766 2. Effective date and time: For Certificate of Designation or Amendment to Designation Only Date: Time: (Optional): (must not be later than 90 days after the certificate is filed) 3. Class or series of stock: (Certificate of Designation only) The class or series of stock being designated within this filing: Series D Preferred Stock 4. Information for amendment of class or series of stock: The original class or series of stock being amended within this filing: 5. Amendment of class or series of stock: Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation. 6.Resolution: (Certificate of Designation and Amendment to Designation only) By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* 7. Withdrawal: Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * 8. Signature: (Required) X Signature of Officer Ryan Zeek Date: 08/07/2026 FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov www.nvsilverflume.gov Certificate, Amendment or Withdrawal of Designation NRS 78.1955, 78.1955(6) Certificate of Designation Certificate of Amendment to Designation - Before Issuance of Class or Series Certificate of Amendment to Designation - After Issuance of Class or Series Certificate of Withdrawal of Certificate of Designation This form must be accompanied by appropriate fees. page1 of 1 Revised: 1/1/2019 Filed in the Office of Secretary of State State Of Nevada Business Number E0482222014-8 Filing Number 20265956367 Filed On 08/07/2026 13:45:54 PM Number of Pages 12

Exhibit A to Certificate of Designation

BOXLIGHT CORPORATION

The undersigned, the Chief Executive Officer of Boxlight Corporation, a Nevada corporation (the “Corporation”), does hereby certify that, pursuant to Nevada Revised Statute 78.1955 and the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the following resolution creating a series of preferred stock to be designated as Series D Convertible Preferred Stock, was duly adopted on July 23, 2026.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by provisions of the Articles of Incorporation of the Corporation, as amended and restated on December 13, 2016 as document number 20160540929-18, and as further amended, (the “Articles of Incorporation”), there hereby is created out of the 50,000,000 shares of authorized preferred stock, par value $0.0001 per share (the “Preferred Stock”), of the Corporation, as authorized in Article FOURTH of the Corporation’s Articles of Incorporation, a series of Preferred Stock of the Corporation, to be designated “Series D Preferred Stock,” consisting of up to 937,500 shares of the Corporation’s Series D non-voting convertible preferred stock, par value $0.0001 per share, which Series D Preferred Stock shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

TERMS OF SERIES D CONVERTIBLE PREFERRED STOCK

1. Designation and Number.

(a) A series of Preferred Stock of the Corporation, designated as non-voting, convertible Series D Preferred Stock, par value $0.0001 per share (“Series D Preferred Stock”), is hereby established. The number of authorized shares of Series D Preferred Stock to be issued shall be 937,500 shares.

(b) The stated and liquidation value of the Series D Preferred Stock shall be Ten Dollars ($10.00) per share (“Stated Value”). The Series D Preferred Stock is being issued at a purchase price of Eight Dollars ($8.00) per share, reflecting an original issue discount of twenty percent (20%) of the Stated Value.

(c) The Series D Preferred Stock is being issued to each of the several purchasers signatory to that certain securities purchase agreement among such purchasers and the Corporation, dated August 5, 2026 (the “Securities Purchase Agreement”) (each such purchaser, a “Purchaser” and, collectively, the “Purchasers”). Unless otherwise separately defined in this Certificate of Designation (this “Certificate”), all capitalized terms, when used herein, shall have the same meaning as they are defined in the Securities Purchase Agreement.

(d) As used in this Certificate, the term “Holders” shall mean the Purchasers or one or more other holder(s) of shares of Series D Preferred Stock.

2. Rank. All shares of the Series D Preferred Stock shall rank:

(a) senior to (i) the Corporation’s Class A voting common Stock, $0.0001 par value per share, of the Corporation (the “Class A Common Stock”); and (ii) the Corporation’s Class B non-voting common Stock, $0.0001 par value per share, of the Corporation and (iii) except as set forth in Section 2(b) below, any other class of Preferred Stock which shall be specifically designated as junior to the Series D Preferred Stock, (collectively, the “Junior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary;

(b) pari passu and on parity with any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series D Preferred Stock (the “Pari Passu Securities”); and

(c) junior to any class or series of secured debt securities or indebtedness of the Corporation hereafter created specifically ranking, by its terms, senior to the Series D Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

3. Dividends.

Except as set forth in this Section 3, the Series D Preferred Stock shall not accrue or pay any dividend. From and after the first Dividend Trigger Event (as defined below) to occur, each outstanding share of Series D Preferred Stock shall accrue a cumulative dividend at a rate of twenty percent (20%) per annum of the Stated Value then in effect (the “Default Dividend”). The Default Dividend shall accrue daily (whether or not declared and whether or not the Corporation has funds legally available therefor), shall be payable monthly in arrears on the first Trading Day of each calendar month, and shall continue to accrue and be payable for so long as such Dividend Trigger Event continues. The Default Dividend shall be payable, solely, in kind, by adding the amount of such Default Dividend to, and thereby increasing, the Stated Value of such shares. . A “Dividend Trigger Event” means the earliest to occur of (i) an Event of Default (as defined in Section 20), and (ii) any date on which the Class A Common Stock trades below the Floor Price then in effect for a period of five (5) consecutive days.

4. Liquidation Preference.

In the event of a merger, sale (of substantially all assets or stock), any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, either (i) after any distribution or payment on Senior Securities, (ii) simultaneous and on a pro-rata basis with any distribution or payment on Pari Passu Securities, and (iii) before any distribution or payment shall be made to the Holders of the Common Stock or any other Junior Securities, each Holder of Series D Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount (the “Liquidation Preference”) equal to the aggregate number of shares of Series D Preferred Stock then outstanding multiplied by ten dollars ($10.00). If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series D Preferred Stock shall share ratably (together with Holders of any Pari Passu Securities) in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution as if the amounts to which the Holders of outstanding shares of Series D Preferred Stock are entitled were paid in full.

5. Voting Rights.

Except as otherwise set forth herein, the Holders of Series D Preferred Stock shall have no right to vote as a separate class on any matter submitted to vote by the stockholders of the Corporation, excluding, however, any proposed amendment that would adversely alter or change any preference or any relative or other right given to the Series D Preferred Stock; in which event the Series D Preferred Stock may vote as a separate class with respect to such amendment.

6. Conversion.

(a) Optional Conversion. The Series D Preferred Stock may be converted, at any time and from time to time on or after the Initial Issuance Date, in whole or in part, at the option of any one or more Holder into shares of Class A Common Stock of the Corporation (the “Conversion Shares”), subject at all times to the Beneficial Ownership Limitation set forth in Section 6(e) and the Exchange Cap set forth in Section 10, at the Conversion Price per share set forth in Section 6(b) below.

(b) Conversion Price. The “Conversion Price” per share shall be equal to the greater of (i) the Adjusted Floor Price then in effect and (ii) eighty percent (80%) of the lowest closing price of the Class A Common Stock on the Nasdaq Capital Market (or other principal Trading Market) on any Trading Day during the five (5) consecutive Trading Days ending on, and including, the Trading Day immediately prior to the applicable Conversion Date (i.e., a twenty percent (20%) discount to such lowest closing price). Such Conversion Price shall be subject to adjustment pursuant to Section 8 below. Each share of Series D Preferred Stock shall be convertible into that number of shares of Class A Common Stock as shall be determined by dividing (i) the Stated Value ($10.00) by (ii) the Conversion Price then in effect.

(c) Floor Price. The “Floor Price” shall initially mean an amount equal to twenty percent (20%) of the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d)) of the Class A Common Stock on the Trading Day immediately prior to the Initial Issuance Date, being $$0.6160 (subject to adjustment as provided herein). Notwithstanding anything herein to the contrary, in no event shall the Conversion Price be less than the Adjusted Floor Price then in effect. Notwithstanding anything herein to the contrary, from and after any date on which the Class A Common Stock ceases to be listed on a national securities exchange and commences trading on the OTC Markets (or any successor over-the-counter marketplace), the Floor Price and the Adjusted Floor Price shall cease to apply, and the Conversion Price shall thereafter be determined pursuant to clause (ii) of Section 6(b) without regard to clause (i) thereof (subject only to the par value of the Class A Common Stock).

(d) Adjusted Floor Price; Reset. (i) “Adjusted Floor Price” means, as determined on each six-month anniversary of the Initial Issuance Date (each, a “Floor Adjustment Date”), the lower of (A) the Floor Price then in effect and (B) twenty percent (20%) of the lower of (x) the Nasdaq closing price of the Class A Common Stock on the Trading Day ended immediately prior to such Floor Adjustment Date and (y) the quotient of (I) the sum of the Nasdaq closing prices of the Class A Common Stock on each Trading Day of the five (5) Trading Day period ended on, and including, the Trading Day ended immediately prior to such Floor Adjustment Date, divided by (II) five (5), in each case appropriately adjusted for any stock split, stock dividend, stock combination, recapitalization or other similar transaction during the applicable measuring period. (ii) So long as ten percent (10%) or more of the Series D Preferred Stock (measured by Stated Value) remains outstanding after the date that is six (6) months following the Registration Date, if the Corporation shall sell or issue any Class A Common Stock, convertible notes, convertible preferred stock or warrants (or other Common Stock equivalents) with a sale, conversion or exercise price, as applicable, below the Floor Price then in effect, the Floor Price (and, correspondingly, the Adjusted Floor Price) shall automatically be reset to such lower price. Prior to the first Floor Adjustment Date, the Adjusted Floor Price shall be equal to the Floor Price then in effect, and references herein to the Adjusted Floor Price then in effect shall be construed accordingly.

(e) Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of Series D Preferred Stock, and no Holder shall have the right to convert any portion of its Series D Preferred Stock, to the extent that, after giving effect to such conversion, such Holder (together with such Holder’s Affiliates, and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of 4.99% of the number of shares of Class A Common Stock outstanding immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”). For purposes of the foregoing, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The Beneficial Ownership Limitation may not be waived and shall apply to any successor Holder of the Series D Preferred Stock. Any purported conversion in violation of this Section 6(e) shall be void ab initio to the extent of such excess.

7. Notice of Conversion.

(a) In order to cause the Conversion of shares of Series D Preferred Stock pursuant to Section 6(a), the Holder of Series D Preferred Stock shall: (i) email (or otherwise deliver) a copy of the fully executed notice of Conversion in the form attached hereto as Annex A to the Corporation (Attention: Chief Financial Officer), on the applicable Conversion Date (the “Notice of Conversion”) and (ii) the Holder of Series D Preferred Stock shall surrender or cause to be surrendered only those original certificates of Series D Preferred Stock that shall be converted into Conversion Shares (the “Series D Preferred Stock Certificates”), duly endorsed. Upon receipt by the Corporation of the Holder’s original certificates representing the Series D Preferred Stock subject to Conversion and the Notice of Conversion, the Corporation shall promptly send, via email, a confirmation to such Holder stating that the Series D Preferred Stock Certificates has been received. On (i) the same Trading Day on which the Corporation has received a Notice of Conversion, in the case of a Notice of Conversion received by the Corporation at or prior to 12:00 p.m., New York time, on a Trading Day, and (ii) 11:00 a.m., New York time, on the Trading Day immediately following the date on which the Corporation has received a Notice of Conversion, in the case of a Notice of Conversion received by the Corporation after 12:00 p.m., New York time, or on a day that is not a Trading Day (or such earlier date as required pursuant to the Securities Exchange Act of 1934, as amended, or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such Conversion Shares issuable pursuant to such Notice of Conversion), the Corporation shall (1) provided that its transfer agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of Conversion Shares to which the Holder shall be entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (2) if its transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, upon the request of the Holder, issue and deliver (via reputable overnight courier) to the address as specified in the Notice of Conversion, a certificate, registered in the name of the Holder or its designee, for the number of Conversion Shares to which the Holder shall be entitled pursuant to such conversion.

(b) Delivery Failure; Buy-In. If the Corporation fails, for any reason or for no reason, to deliver to a Holder the Conversion Shares to which such Holder is entitled by the applicable delivery deadline set forth in Section 7(a) (a “Delivery Failure”), then, in addition to all other remedies available to such Holder, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Conversion Shares (based on the applicable Conversion Price) subject to such Delivery Failure, the sum of (1) $20 per Trading Day (increasing to $35 per Trading Day on the second (2nd) Trading Day after such Delivery Failure and on each Trading Day thereafter) until such Conversion Shares are delivered or such Holder rescinds the applicable Conversion, and (2) the product of (x) the number of such Conversion Shares and (y) the difference between the highest trade price and the lowest trade price of the Class A Common Stock on the Trading Market during the period beginning on the applicable Conversion Date and ending on (i) the date on which such Conversion Shares are delivered to such Holder’s prime broker and are available to be sold by such Holder or (ii) if such Holder rescinds the applicable Conversion, the date of such rescission. If, on or after the applicable delivery deadline, a Holder is required by its broker to purchase (in an open market transaction or otherwise), or such Holder’s brokerage firm otherwise purchases, shares of Class A Common Stock to deliver in satisfaction of a sale by such Holder of Conversion Shares that such Holder anticipated receiving from the Corporation (a “Buy-In”), then the Corporation shall, at such Holder’s election, (A) pay in cash to such Holder the amount, if any, by which such Holder’s total purchase price (including brokerage commissions, if any) for the shares of Class A Common Stock so purchased exceeds the product of (x) the aggregate number of Conversion Shares that the Corporation was required to deliver multiplied by (y) the price at which the sell order giving rise to such Buy-In was executed, and (B) either reinstate the shares of Series D Preferred Stock and equivalent number of Conversion Shares for which such Conversion was not honored (in which case such Conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Class A Common Stock that would have been issued had the Corporation timely complied with its delivery obligations hereunder. The Corporation shall maintain, at all times while any shares of Series D Preferred Stock remain outstanding, a transfer agent that is a participant in the DTC Fast Automated Securities Transfer Program. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity.

8. Adjustment for Reclassification, Exchange, and Substitution.

If at any time or from time to time after the Initial Issuance Date, the shares of the Corporation’s Class A Common Stock (which shall include the Conversion Shares issuable upon the conversion of the Series D Preferred Stock), shall be changed into the same or a different number of shares of any class or classes of stock, whether by forward or reverse split(s) of the outstanding Corporation Class A Common Stock, recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, in any such event, each Holder of Series D Preferred Stock shall have the right thereafter to convert such Series D Preferred Stock into the kind and amount of stock and other securities and property receivable upon such stock split(s), recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change into the number of Conversion Shares into which such shares of Series D Preferred Stock could have been converted immediately prior to such forward or reverse split(s), recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, or with respect to such other securities or property by the terms thereof.

9. Reservation of Class A Common Stock Issuable Upon Conversion.

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock (calculated at 300% of the number of shares of Class A Common Stock issuable upon conversion in full at the Floor Price then in effect); and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Articles of Incorporation.

10. Exchange Cap; Stockholder Approval; Reverse Split.

Notwithstanding anything herein to the contrary, unless and until the Corporation obtains the Required Stockholder Approvals, the Corporation shall not issue, upon conversion of the Series D Preferred Stock, a number of shares of Class A Common Stock exceeding 19.99% of the shares of Class A Common Stock outstanding as of the Closing Date (as defined in the Securities Purchase Agreement) (the “Exchange Cap”), as and to the extent required by Nasdaq Listing Rule 5635(d). In the event that the aggregate number of Conversion Shares into which all shares of Series D Preferred Stock and all shares of Series D Preferred Stock issued pursuant to the Securities Purchase Agreement may be converted shall equal or exceed twenty (20%) percent of the issued and outstanding shares of Class A Common Stock of the Corporation, then and in such event, and, in accordance with Nasdaq Rule 5635(d), the Corporation shall, as promptly as practicable following the Initial Issuance Date (but in any event no later than 20 days after the Initial Issuance Date), hold a special meeting of its stockholders for the purpose of approving, adopting and ratifying (a) all of the transactions contemplated by the Securities Purchase Agreement, (b) the issuance of shares of Class A Common Stock upon conversion of the Series D Preferred Stock, and the issuance of shares of Class A Common Stock pursuant to the ELOC, in each case in excess of the Exchange Cap, and (c) one or more reverse stock splits of the Class A Common Stock of up to 500-to-1, as and when determined by the Board of Directors, and (d) an increase in the number of authorized shares of Class A Common Stock as and when needed to satisfy the Corporation’s obligations under the Securities Purchase Agreement and this Certificate (the “Required Stockholder Approvals”). In the event that for any reason, the requisite holders of a majority of the issued and outstanding shares of Class A Common Stock of the Corporation do not provide such Required Stockholder Approvals, then and in such event, the Series D Preferred Stock shall remain subject to optional conversion into Conversion Shares to the extent the aggregate number of Conversion Shares issued upon conversion does not exceed the Exchange Cap, and the Corporation shall call and hold additional meetings of its stockholders for the purpose of obtaining the Required Stockholder Approvals at least once every twenty (20) days thereafter until the Required Stockholder Approvals are obtained.

11. Reserved.

12. Fractional Shares.

No fractional share shall be issued upon the conversion of any share or shares of Series D Preferred Stock. All shares of Class A Common Stock of the Corporation (including fractions thereof) issuable upon conversion of more than one share of Series D Preferred Stock by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

13. No Reissuance of Series D Preferred Stock.

No share or shares of Series D Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

14. Amendment.

This Certificate or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Nevada Revised Statutes, of (i) the Holders of a majority of the outstanding shares of Series D Preferred Stock, voting separate as a single class, (ii) with such other stockholder approval, if any, as may then be required pursuant to the Nevada Revised Statutes and the Articles of Incorporation, and (iii) the Board of Directors of the Corporation.

15. Protective Provisions.

So long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its Subsidiaries to, take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding shares of Series D Preferred Stock (the “Series D Majority Holders”):

(a) alter or change the rights, preferences or privileges of the Series D Preferred Stock, or increase the authorized number of shares of Series D Preferred Stock; or

(b) issue any additional shares of Series D Preferred Stock.

(c) directly or indirectly, effect or enter into any Variable Rate Transaction, other than the ELOC.

Notwithstanding the foregoing, no change pursuant to this Section 15 shall be effective to the extent that, by its terms, it applies to less than all of the Holders of shares of Series D Preferred Stock then outstanding.

16. Cancellation of Series D Preferred Stock.

If any shares of Series D Preferred Stock are converted pursuant to this Certificate, the shares so converted shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series D Preferred Stock.

17. Lost or Stolen Certificates.

Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series D Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series D Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series D Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series D Preferred Stock Certificate(s) if the Holders contemporaneously requests the Corporation to convert such Series D Preferred Stock.

18. Waiver.

Notwithstanding any provision in this Certificate to the contrary, any provision contained herein and any right of the Holders of Series D Preferred Stock granted hereunder may be waived as to all shares of Series D Preferred Stock (and the Holders thereof) upon the written consent of the Series D Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series D Preferred Stock shall be required.

19. Representations and Warranties; Covenants.

(a) Representations and Warranties. The Corporation represents and warrants to each Holder that, as of the Initial Issuance Date: (i) the Corporation is duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with all requisite corporate power and authority to execute and file this Certificate and to perform its obligations hereunder; (ii) the execution and filing of this Certificate and the issuance of the Series D Preferred Stock and the Conversion Shares have been duly authorized by all necessary corporate action on the part of the Corporation; (iii) the shares of Series D Preferred Stock, when issued in accordance with the terms of the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances (other than restrictions on transfer arising under applicable securities laws), and the Conversion Shares, when issued upon conversion of the Series D Preferred Stock in accordance with this Certificate, will be validly issued, fully paid and non-assessable; (iv) the execution and filing of this Certificate and the performance by the Corporation of its obligations hereunder do not and will not conflict with or result in a violation of the Articles of Incorporation or bylaws of the Corporation, any applicable law, rule or regulation, or any material agreement to which the Corporation is a party; and (v) each of the representations and warranties of the Corporation set forth in the Securities Purchase Agreement is incorporated herein by reference, mutatis mutandis, as if fully set forth herein, for the benefit of the Holders.

(b) Affirmative Covenants. So long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall: (i) timely file (or timely obtain an extension in respect thereof and file within the applicable grace period) all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and otherwise remain current in its reporting obligations with the U.S. Securities and Exchange Commission (the “SEC”); (ii) use best efforts to maintain the listing or quotation of the Class A Common Stock on the Trading Market, and not take any action that would reasonably be expected to result in the delisting or suspension of the Class A Common Stock from the Trading Market; (iii) at all times reserve and keep available the number of shares of Class A Common Stock required to be reserved pursuant to Section 9; (iv) at all times maintain a transfer agent that participates in good standing in the DTC Fast Automated Securities Transfer Program (and the Corporation shall not replace its transfer agent without the prior written consent of the Series D Majority Holders) and use best efforts to maintain the eligibility of the Class A Common Stock for deposit and clearing through the facilities of The Depository Trust Company; and (v) comply in all material respects with its obligations under this Certificate and the other Transaction Documents.

(c) Negative Covenants. The negative covenants applicable to the Corporation for the benefit of the Holders are set forth in Section 15 (Protective Provisions), which are incorporated herein by reference.

(d) Noncircumvention. The Corporation shall not, by amendment of its Articles of Incorporation or bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate, and shall at all times in good faith carry out all of the provisions of this Certificate and take all action as may be necessary or appropriate to protect the rights of the Holders against impairment.

20. Events of Default; Remedies.

(a) Events of Default. Each of the following shall constitute an “Event of Default”: (i) a Delivery Failure occurs and continues, or the Corporation fails to remove a restrictive legend from any Conversion Shares when required, in either case for two (2) Trading Days after the applicable deadline; (ii) the Corporation fails to pay any Default Dividend when due and such failure continues for three (3) Trading Days; (iii) the Corporation breaches in any material respect any representation, warranty, covenant or other term or condition of this Certificate or any other Transaction Document (other than a breach otherwise specifically addressed in this Section 20(a)); (iv) the Class A Common Stock is delisted from the Trading Market, or the Class A Common Stock is suspended from trading on the Trading Market and such suspension continues for more than one (1) Trading Day; (v) the Corporation fails to remain current in its reporting obligations with the SEC; (vi) the Corporation fails to reserve and keep available the number of shares required pursuant to Section 9, or fails to maintain a transfer agent participating in the DTC Fast Automated Securities Transfer Program, or replaces its transfer agent without the prior written consent of the Series D Majority Holders, or the Class A Common Stock becomes subject to any “chill,” “freeze” or similar restriction imposed by The Depository Trust Company and such failure continues for more than one (1) Trading Day; (vii) at any time a Holder is unable to rely on an effective registration statement covering the resale of the Conversion Shares as and when required under the Registration Rights Agreement; or (viii) the Corporation, voluntarily or involuntarily, commences or becomes the subject of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, and, in the case of an involuntary proceeding, such proceeding is not dismissed within thirty (30) days of its initiation.

(b) Notice of Event of Default. Upon the occurrence of an Event of Default, the Corporation shall, within one (1) Trading Day after the Corporation becomes aware thereof, deliver written notice thereof to each Holder.

(c) Remedies. Immediately upon the occurrence of any Event of Default, and without any further action by the Holders or the Corporation, the Stated Value of each outstanding share of Series D Preferred Stock shall automatically be increased by twenty percent (20%) (the “Default Premium”), and such increased amount shall thereafter constitute the Stated Value of such share for all purposes of this Certificate (including, without limitation, for purposes of the conversion provisions of Section 6, the Default Dividend under Section 3 and the Liquidation Preference under Section 4). The Default Premium shall be in addition to, and not in lieu of, the Default Dividend and any other rights or remedies available to the Holders under this Certificate, at law or in equity. For the avoidance of doubt and notwithstanding anything herein to the contrary, upon an Event of Default the Holders shall not have any right to require the Corporation to redeem, repurchase or repay the Series D Preferred Stock for cash, it being the intention of the Corporation and the Holders that the Series D Preferred Stock be treated as equity for financial reporting purposes.

21. Certain Definitions.

As used in this Certificate, the term “Subsidiary” shall mean, as it applies to the Corporation, any one or more Persons, a majority of the capital stock or other equity interests of which are owned directly or indirectly (through another Subsidiary) by the Corporation. In addition, as used in this Certificate, the following terms have the meanings set forth below:

“Affiliate” has the meaning ascribed to such term in the Securities Purchase Agreement.

“Conversion Date” means the date a Notice of Conversion is delivered to the Corporation in accordance with Section 7.

“ELOC” means the Equity Purchase Agreement, dated as of the date hereof, by and between the Corporation and [ ], as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Initial Issuance Date” means the date on which the first share of Series D Preferred Stock is issued by the Corporation.

“Person” has the meaning ascribed to such term in the Securities Purchase Agreement.

“Registration Date” means the Effectiveness Date, as defined in the Securities Purchase Agreement.

“Trading Day” has the meaning ascribed to such term in the Securities Purchase Agreement.

“Trading Market” has the meaning ascribed to such term in the Securities Purchase Agreement.

“Variable Rate Transaction” has the meaning ascribed to such term in the Securities Purchase Agreement.

22. Notices.

Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by electronic mail and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier, or upon transmission, if sent by electronic mail (provided that no notice of non-delivery or delivery failure is received by the sender), addressed to a party. The addresses for such communications are as set forth in the Securities Purchase Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person.

The undersigned declares under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of his own knowledge.

The undersigned has executed this certificate on August 5, 2026.

BOXLIGHT CORPORATION

By: /s/ Ryan Zeek
Name: Ryan Zeek
Title: Chief Financial Officer

ANNEX A

FORM OF NOTICE OF CONVERSION

(To be executed by the Holder in order to convert shares of Series D Preferred Stock)

The undersigned Holder of shares of Series D Convertible Preferred Stock (the “Series D Preferred Stock”) of Boxlight Corporation, a Nevada corporation (the “Corporation”), hereby irrevocably elects to convert the number of shares of Series D Preferred Stock indicated below into shares of Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), of the Corporation, as of the Conversion Date specified below, pursuant to, and subject to the terms and conditions of, the Certificate of Designation of the Series D Convertible Preferred Stock (the “Certificate of Designation”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Certificate of Designation.

Conversion Date: [●]

Number of shares of Series D Preferred Stock to be converted: [●]

Aggregate Stated Value of shares to be converted (at $10.00 per share): $[●]

Applicable Conversion Price (determined under Section 6(b) of the Certificate of Designation): $[●]

Number of shares of Class A Common Stock to be issued (the “Conversion Shares”): [●]

Please issue the Conversion Shares in the name set forth below and deliver them as indicated:

Name of Holder: [●]

Address: [●]

DWAC / DTC participant (broker) name and number; account number: [●]

Delivery instructions (if certificated): [●]

The undersigned represents that, after giving effect to the conversion requested hereby, the undersigned (together with its Affiliates and any other Persons acting as a group with the undersigned) will not beneficially own shares of Class A Common Stock in excess of the Beneficial Ownership Limitation set forth in Section 6(e) of the Certificate of Designation, and that the issuance of the Conversion Shares requested hereby complies with the Exchange Cap set forth in Section 10 of the Certificate of Designation.

HOLDER:

[●]

(Name of Holder)

By: [●]

Name: [●]

Title: [●]

Date: [●]